EXHIBIT 2.1

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

MURIEL SIEBERT & CO., INC.,

SIEBERT, BRANDFORD, SHANK & CO., L.L.C.,

AND

SIEBERT, BRANDFORD, SHANK FINANCIAL, L.L.C.

November 4, 2014

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ASSET PURCHASE AGREEMENT

          ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of November 4, 2014, by and between Muriel Siebert & Co., Inc., a Delaware corporation (“Seller”), Siebert, Brandford, Shank Financial, L.L.C., a Delaware limited liability company (“Buyer”), and Siebert, Brandford, Shank & Co., L.L.C., a Delaware limited liability company and wholly-owned subsidiary of Buyer (“Broker-Dealer”)

RECITALS:

          WHEREAS, Seller is engaged in the Business (as hereinafter defined);

          WHEREAS, Seller desires to sell, transfer and assign, and Buyer desires to purchase, substantially all of the assets, properties and rights of Seller used in the Business, subject to the assumption by Buyer of certain specified liabilities and obligations of Seller relating to the Business, upon the terms and subject to the limitations and conditions hereinafter set forth; and

          WHEREAS, in connection with the purchase of assets and assumption of liabilities by Buyer pursuant hereto, Broker-Dealer desires to offer employment to specified Seller employees engaged in the Business upon the terms and subject to the limitations and conditions hereinafter set forth.

          NOW THEREFORE, in consideration of the mutual covenants of the parties set forth in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

          Section 1.1      Certain Definitions. The following terms shall have the following meanings:

          “Agreement” has the meaning set forth in the Preamble.

          “Assets” has the meaning set forth in Section 2.1.

          “Assumed Liabilities” has the meaning set forth in Section 2.3.

          “Assumption Agreement” has the meaning set forth in Section 3.3(a).

          “Bill of Sale” has the meaning set forth in Section 3.2(a).

          “Broker-Dealer” has the meaning set forth in the Preamble.

          “Business” means the investment banking business, serving as a co-manager, underwriting syndicate member, or selling group member in respect of securities offerings for corporations and Federal agencies, and providing brokerage service to institutional investors and issuers of equity and fixed-income securities.

          “Buyer” has the meaning set forth in the Preamble.

          “Buyer Indemnified Persons” has the meaning set forth in Section 8.1(b).

          “Cash Purchase Price” has the meaning set forth in Section 2.5(a).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Damages” has the meaning set forth in Section 8.1(b).

          “Effective Time of Employment” has the meaning set forth in Section 6.7(b).

          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

          “ERISA Affiliate” means a Person, which, together with Seller would be deemed to be a single employer pursuant to Section 414(b), (c), (m) or (o) of the Code.

          “Excluded Assets” has the meaning set forth in Section 2.2.

          “FINRA” has the meaning set forth in Section 4.2(c).

          “Fiscal Year” has the meaning set forth in Section 2.5(c).

          “GAAP” has the meaning set forth in Section 2.5(c).

          “Governmental Entity” has the meaning set forth in Section 4.2(c).

          “Hired Employee” has the meaning set forth in Section 6.7(b).

          “Indebtedness” means, as applied to Seller, and whether recourse is secured by or is otherwise available against all or only a portion of the assets of Seller, and whether or not contingent, but without duplication, (i) all obligations for borrowed money, whether current, funded, or secured or unsecured, and every obligation of Seller evidenced by bonds, debentures, notes or similar instruments, (ii) any liability in respect of banker’s acceptances or letters of credit or similar facilities, (iii) every obligation of Seller under any forward contract, futures contract, swap, option or other financing agreement or arrangement (including, without limitation, caps, floors, collars and similar agreements), the value of which is dependent upon interest rates, currency exchange rates, commodities or other indices, (iv) every obligation in respect of Indebtedness of any other entity (including any partnership in which Seller is a general partner) to the extent that Seller is liable therefor as a result of Seller’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that Seller is not liable therefor and such terms are enforceable under applicable law, and (v) all obligations, contingent or otherwise, guaranteeing or having the economic effect of guaranteeing or otherwise acting as surety for, any obligation of the type referred to in clauses (i) through (iv) above (the “primary obligation”) of another Person (the “primary obligor”) in any manner, whether directly or indirectly and including, without limitation, any obligation of Seller (a) to purchase or pay (or advance or supply funds for the purchase of) any security for the payment of such primary obligation, (b) to purchase property, securities or services for the purpose of assuring the payment of such primary obligation, or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation

          “Indemnified Party” has the meaning set forth in Section 8.2(b)(i).

          “Indemnifying Party” has the meaning set forth in Section 8.2(b)(i).

          “Leased Real Property” means any parcel of real property leased or subleased by Seller, whether or not used in connection with the Business.

          “Legal Provisions” means any federal, state, local or foreign statute, law, regulation, judgment, order or decree of any Governmental Entity.

          “License Agreement” has the meaning set forth in Section 3.2(b).

          “Liens” has the meaning set forth in Section 4.2(b).

          “Material Adverse Effect” means, with respect to any Person, any change, effect, event, occurrence or state of facts (or any development that has had or is reasonably likely to have any change or effect) that is materially adverse to the business, financial condition or results of operations of such Person and its subsidiaries, taken as a whole, or which would prevent or materially delay the consummation of the transactions contemplated hereby; but shall not be deemed to include any changes resulting from general economic, regulatory or political conditions that do not affect such Person disproportionately compared to other Persons operating in the same industry or any changes resulting from the announcement or consummation of the transactions contemplated by this Agreement.

          “Net Income” has the meaning set forth in Section 2.5(c).

          “Payment Date” has the meaning set forth in Section 2.5.

          “Permits” means each federal, state, county or local governmental consent, license, permit, grant or other authorization of a Governmental Entity that is required for the operation of Seller’s business or the holding of any interest in any of its properties.

          “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

           “Purchase Price” has the meaning set forth in Section 2.5(a).

           “Retained Liabilities” has the meaning set forth in Section 2.4.

           “SEC” means the Securities and Exchange Commission.

           “Securities Act” means the Securities Act of 1933, as amended.

          “Securities Industry Agreements and Licenses” has the meaning set forth in Section 2.2.

          “Seller Agreements” has the meaning set forth in Section 4.2(b).

          “Seller Employee Plan” means each plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, retirement, deferred compensation, severance, retention, change in control, incentive compensation (equity or otherwise), stock fringe benefits, cafeteria benefits or other benefits whether written or unwritten, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is sponsored, maintained, contributed to or required to be contributed to by Seller for the benefit of any current or former employee of Seller or with respect to which Seller has or may have any liability.

          “Seller Indemnified Persons” has the meaning set forth in Section 8.1(c).

          “Sublease” has the meaning set forth in Section 3.2(c).

          “Tax” or “Taxes” includes (1) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Tax period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any person.

          “Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents) filed or required to be filed in connection with the determination, assessment or collection of any Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

          “Third Party Claim” has the meaning set forth in Section 8.2(b)(i).

          “Transaction Documents” shall mean this Agreement, the Bill of Sale and the Assumption Agreement.

          Section 1.2      Certain Matters of Construction. In addition to the definitions referred to or set forth in Section 1.1:

                    (a)     The words “hereof,” “herein,” “hereunder” and words of similar import shall refer to this Agreement as a whole (including Schedules and Exhibits) and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

                    (b)     Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

                    (c)     The term “or” is not exclusive.

                    (d)     Any Legal Provision defined or referred to herein means such Legal Provision as from time to time amended, modified or supplemented, including by succession of comparable successor Legal Provision.

                    (e)     References to a Person are also to its permitted successors and assigns.

                    (f)     All references in this Agreement to any Exhibit or Schedule shall, unless the context otherwise requires, be deemed to be a reference to an Exhibit or Schedule to this Agreement, as the case may be, as such may be amended in accordance with this Agreement, all of which are made a part of this Agreement.

                    (g)     The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.”

ARTICLE II
PURCHASE AND SALE

          Section 2.1     Sale and Transfer of the Assets. Subject to and upon the terms and conditions of this Agreement, on the Closing Date, Seller will sell, convey, transfer, assign and deliver (or cause to be sold, conveyed, transferred, assigned and delivered) to Buyer all of Seller’s right, title and interest in and to all of the business, properties, rights, claims and assets (except the Excluded Assets) of Seller used in the operation of the Business, wherever such assets are located (collectively, the “Assets”). The Assets include, but are not limited to, with respect to each Seller, the following:

                     (a)       all tangible personal property, including, without limitation, all furniture, equipment, computers, computer files, software and other items of personal property used solely in connection with the Business;

                     (b)       copies of all books and records related to the Business (other than Tax records not related to the Business) or portions thereof relating to and necessary for the operation of the Business, sales literature, product information, employment records related to the period of time in which Seller employees were employed by Seller, and copies of such other records, files and all other information and/or data related to or used by Seller in connection with the Assets and the operation of the Business reasonably required by Buyer;

                     (c)       copies of all operating data and records of Seller relating to the Business, including, without limitation, client lists and records, operating guides and manuals, correspondence and other similar documents and records;

                     (d)       all other intangible rights that relate to the Business and all goodwill appurtenant to the foregoing, including phone numbers.

          Section 2.2     Excluded Assets. The Assets shall not include, with respect to Seller, (i) any business, properties, rights, claims and assets not related solely to the Business or that are used in any other business of Seller; (ii) any assets held by Seller Employee Plans; (iii) any Seller Agreement, including without limitation any Seller Agreement governing the membership of Seller with FINRA or any other self-regulatory organization, clearing corporation, depositary, exchange or other marketplace and any rights of membership or participation in any such organization or registration, and any registration, license or permit with the SEC, any state securities authority or any other governmental entity in respect of the Seller or any of its officers, directors, employees, representatives or other associated persons (collectively, “Securities Industry Agreements and Licenses”), (iv) any Leased Real Property, and (v) any and all rights under this Agreement (collectively, the “Excluded Assets”).

          Section 2.3     Assumption of Liabilities. Subject to the terms and conditions set forth herein, at the Closing the Buyer shall assume and agree to pay, honor and discharge when due all of the following liabilities relating to the Assets and existing at or arising on or after the Closing Date (such liabilities being referred to herein as the “Assumed Liabilities”):

                     (a)       any and all liabilities, obligations and commitments arising after the Closing in connection with the Assets or the operation of the Business; and

                     (b)       liabilities in respect of Hired Employees arising out of their employment with Buyer after the Closing to the extent specifically assumed by Buyer pursuant to Section 6.7.

          Section 2.4     Retained Liabilities. Notwithstanding the provisions of Section 2.3, it is understood and agreed that Buyer is not hereby assuming any liabilities, obligations or commitments of any Seller arising out of the conduct of the Business prior to the Closing Date (such liabilities being referred to herein as the “Retained Liabilities”). In addition, anything contained in this Agreement to the contrary notwithstanding (other than as set forth below) the Assumed Liabilities do not include and, accordingly, the Retained Liabilities include, the following liabilities:

                     (a)       any liability in respect of any Leased Real Property;

                     (b)       any Indebtedness;

                     (c)       any liability in respect of any Seller Agreement, including without limitation any Securities Industry Agreements and Licenses;

                     (d)       any liability for the failure to comply with the bulk sales laws of any jurisdiction, except any such liability arising out of the failure of the Buyer to pay any Assumed Liability;

                    (e)       any fees and expenses incurred by Seller in connection with negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby;

                     (f)       any liability or obligation under or in connection with the Excluded Assets;

                     (g)       any liability in respect of any Seller Employee Plan;

                     (h)       any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable, including without limitation any Taxes (i) of Seller, whether or not they relate to the Business, (ii) arising from the operation of the Business or the ownership of the Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date or (iii) arising out of the consummation of the transactions contemplated hereby (for purposes of this Section 2.4(h), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between the Sellers and the Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date); and

                     (i)        any liability or obligation arising from the operation of the Business, ownership of the Assets or lease of the Leased Real Property through and including the Closing Date, other than those assumed pursuant to Section 2.3(a), or arising out the consummation of the transactions contemplated hereby (including without limitation the sale of the Assets pursuant hereto), including, without limitation, environmental remediation costs and liabilities and obligations arising out of transactions entered into prior to the Closing Date (including, without limitation, liabilities or obligations arising out of any breach by Seller of any provision of any Seller Agreements included in the Assets, including, but not limited to, liabilities or obligations arising out of Seller’s failure to perform as required under any Seller Agreement in accordance with its terms prior to the Closing), any action or inaction prior to the Closing Date or any state of facts existing prior to the Closing Date (regardless of when asserted) not expressly assumed by the Buyer pursuant to this Agreement.

          Section 2.5     Purchase Price.

                     (a)       The aggregate purchase price to be paid for the Assets (the “Purchase Price”) shall be Three Million Dollars ($3,000,000.00), payable by Buyer in accordance with this Section 2.5, plus the assumption of the Assumed Liabilities by Buyer. The cash portion of the Purchase Price (the

“Cash Purchase Price”) shall be payable by Buyer by wire transfer of immediately available funds to an account or accounts designated in writing by Seller in annual, installments commencing on the March 1, 2016 and continuing on each of March 1, 2017, 2018, 2019 and 2020 (each, a “Payment Date”), in each case to the extent applicable in accordance with this Section 2.5.

                     (b)       The amount of the Cash Purchase Price due and payable on each Payment Date shall equal fifty percent (50%) of the Net Income attributable to the Business recognized by Broker-Dealer in accordance with GAAP during the Fiscal Year ending immediately preceding the applicable Payment Date; provided, however, that in no event shall the amount due and payable on any Payment Date exceed the amount equal to the difference between $3,000,000.00 minus the aggregate amount of the Cash Purchase Price paid to Seller on all previous Payment Dates; and provided, further, that in the event that Net Income attributable to the Business generated prior to the fifth Payment Date is insufficient to pay the remaining balance of the Cash Purchase Price in full on the fifth Payment Date, then the amount of the Cash Purchase Price equal the difference between $3,000,000.00 minus the aggregate amount of the Cash Purchase Price paid to Seller on all previous Payment Dates shall be by due and payable in full on March 1, 2021.

                     (c)       For purposes of this Section 2.5:

                     (i)       “Net Income” means, for any period of computation, the gross revenues from operations of the Business, less all direct operating and non-operating expenses of Broker-Dealer attributable to the Business, including Taxes on income, with all salaries, bonuses and payments to affiliates to be consistent with past practice except for changes in the ordinary course of business, all determined in accordance with GAAP; but excluding: (a) any write-up of any asset, and (b) any other net gain or credit or loss of an extraordinary nature, in each case as determined in accordance with GAAP (but, in each case, all payments made pursuant to litigation settlements or judgments in excess of any amounts provided by an insurer under an applicable insurance policy shall be included in operating expenses).

                     (ii)     “GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied except for changes in the ordinary course of business.

(iii) “Fiscal Year” means the fiscal year of Broker-Dealer for financial and Tax reporting purposes, which ends on December 31st of each year.

                     (d)       Notwithstanding anything to the contrary set forth in this Agreement, Broker-Dealer shall have sole discretion with regard to all matters relating to the operation of the Business; provided that Broker-Dealer shall not, directly or indirectly, take any actions in bad faith for the purpose of avoiding or reducing Net Income in order to avoid or reduce its payment obligations hereunder.

                     (e)       Notwithstanding anything to the contrary set forth in this Section 2.5, immediately upon the dissolution, liquidation, termination or expiration of Buyer or Broker-Dealer in accordance with applicable Legal Provisions and applicable operating agreement or other organizational documents then in effect (other than any deemed liquidation pursuant to Section 708(b)(1)(B) of the Code or any equivalent state or local Legal Provision), Buyer shall be obligated to pay all of the then outstanding balance of the Cash Purchase Price. Payments pursuant to this Section 2.5(e) shall be made promptly, but in any event not later than the effective date of such dissolution liquidation, termination or expiration and shall be made by wire transfer of immediately available funds to an account or accounts designated in writing by Seller.

          Section 2.6     Allocation. Seller shall prepare in good faith an allocation of the Purchase Price (and all other capitalized costs) among the Assets in accordance with Code §1060 and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate) and shall deliver such allocation to Buyer within thirty (30) days after the Closing Date. Buyer shall have a reasonable opportunity to review and comment on such allocation; provided, however, that absent manifest error such allocation shall be deemed final and binding on the parties after Buyer shall have had such opportunity to review and comment. Buyer, Broker-Dealer and Seller shall report, act and file Tax Returns (including, but not limited to IRS Forms 8594) in all respects and for all purposes consistent with such allocation. Neither Buyer, Broker-Dealer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable Legal Provisions.

          Section 2.7     Bulk Sales Compliance. Buyer acknowledges that Seller will not comply with the provisions of any bulk sales laws (or similar laws) of any state in connection with the transactions contemplated by this Agreement.

          Section 2.8     Client Engagements in Progress. Anything in this Agreement to the contrary notwithstanding, if and to the extent any client engagement of the Business remains in progress at the time of the Closing, each of Seller and Buyer will use its commercially reasonable efforts (but without any payment of money or incurrence of any additional liability by them) to assign and transfer all of Seller’s rights and obligations in respect of such engagement to Buyer or Broker-Dealer. If and to the extent any such assignment and transfer is not possible or if an attempted assignment and transfer would be ineffective or would adversely affect the rights of Buyer or Broker-Dealer under the applicable client engagement, Seller, Buyer and Broker-Dealer will cooperate in a mutually agreeable arrangement, including sub-contracting, sub-licensing, or sub-leasing to Buyer or Broker-Dealer, designed to provide Buyer after the Closing with the benefits intended to be transferred to Buyer with the Business with respect to such client engagement. Buyer and Seller shall negotiate in good faith to split fees associated with any client engagement of the Business remaining in progress at the time of the Closing on a pro rata basis according to the amount of work pursuant to such engagements that shall have been performed as of the Closing.

ARTICLE III
CLOSING

          Section 3.1     Closing Time and Place. The closing of the purchase and sale of the Assets (the “Closing”) shall take place at 10:00 a.m., New York time, at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, as soon as practicable, but no later than two business days after the satisfaction or waiver (subject to applicable law) of each of the conditions set forth in ARTICLE VII hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). Failure to consummate the transactions provided for in this Agreement on the date and time selected pursuant to this Section 3.1 shall not, except as permitted by ARTICLE IX hereof, result in the termination of this Agreement and shall not relieve any party to this Agreement of any obligation hereunder. The date the Closing occurs is referred to herein as the “Closing Date”.

         Section 3.2     Closing Deliveries by Sellers. At the Closing, Seller shall deliver or cause to be delivered to Buyer:

                     (a)       a Bill of Sale in the form of Exhibit 3.2(a) (the “Bill of Sale”) duly executed by Seller;

                     (b)       an License Agreement in the form of Exhibit 3.2(b) (the “License Agreement”) duly executed by Seller;

                     (c)       a Sublease Agreement in the form of Exhibit 3.2(c) (the “Sublease”) duly executed by Seller;

                     (d)       such other instruments of transfer and documents as Buyer may reasonably request; and

                     (e)       all certificates and other documents required to be delivered on the Closing Date pursuant to Section 7.1.

          Section 3.3     Closing Deliveries by Buyer and Broker-Dealer. At the Closing, Buyer and Broker-Dealer shall deliver or cause to be delivered to Seller:

                     (a)       an instrument of assumption of the Assumed Liabilities, in the form of Exhibit 3.3(b) (the “Assumption Agreement”) duly executed by Buyer; and

                     (b)       the License Agreement duly executed by Buyer;

                     (c)       the Sublease duly executed by Buyer; and

                     (d)       all certificates and other documents required to be delivered on the Closing Date pursuant to Section 7.2.

          Section 3.4     Further Assurances. At the Closing and from time to time thereafter, Seller shall execute such additional instruments and take such other actions as Buyer may reasonably request in order to effectively sell, transfer and assign the Assets to Buyer and confirm Buyer’s title to the Assets.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER

          Seller represents and warrants to Buyer and Broker-Dealer that the statements contained in this ARTICLE IV are true, correct and complete as of the date of this Agreement.

          Section 4.1     Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has the corporate power to own its properties and to carry on the Business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the Business makes such qualification necessary (all of which jurisdictions are set forth in Schedule 4.1), except where the failure to be so qualified and in good standing would not have a Material Adverse Effect on Seller.

          Section 4.2     Authority.

                     (a)       Seller has all requisite corporate power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each of the other Transaction Documents to which it is a party will be, duly executed and delivered by Seller. This Agreement constitutes, and each of the other Transaction Documents to which it is a party will constitute, the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity.

                     (b)       The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by Seller does not, and the consummation of the transactions contemplated hereby and thereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance, restriction or security interest of any kind or nature whatsoever (collectively, “Liens”) in or upon any of the properties or assets of Seller under, (i) any provision of the organizational and governing documents of Seller or (ii) any mortgage, indenture, lease, contract or other agreement, obligation, commitment, arrangement, understanding or instrument to which Seller is a party or by which Seller or any of the Assets are bound (collectively, “Seller Agreements”), or any Legal Provision, Permit, concession, franchise or license applicable to Seller or any of its properties or assets.

                     (c)       No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each a “Governmental Entity”) is required by or with respect to Seller or the Business in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby and thereby, except for compliance with and of the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”).

          Section 4.3     Brokers’ and Finders’ Fees. Seller has not paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER AND BROKER-DEALER

          Each of Buyer and Broker-Dealer represents and warrants to Seller that the statements contained in this ARTICLE V are true, correct and complete as of the date of this Agreement.

          Section 5.1     Organization. Each of Buyer and Broker-Dealer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own or lease its properties and carry on its business as presently conducted. Each of Buyer and Broker-Dealer is licensed or qualified to transact business and is in good standing as a foreign limited liability company in each jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Buyer or Broker-Dealer.

          Section 5.2     Broker-dealer Status. Broker-Dealer is duly registered as a broker-dealer with the SEC and is a member in good standing of FINRA and possesses the requisite regulatory status and all necessary regulatory approvals to conduct the business activities comprising the Business.

          Section 5.3     Due Authorization. Each of Buyer and Broker-Dealer has all requisite limited liability company power and authority to enter into this Agreement and each of the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company action on the part of Buyer and Broker-Dealer. This Agreement has been, and each of the Transaction Documents to which it is a party will be, duly executed and delivered by Buyer and Broker-Dealer, as applicable, and constitutes or will constitute the valid and binding obligation of Buyer and Broker-Dealer, as applicable, enforceable against Buyer and Broker-Dealer, as applicable, in accordance with its terms, except that such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to creditors’ rights generally, and is subject to general principles of equity. The execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party by Buyer and Broker-Dealer, as applicable, does not and the consummation of the transactions contemplated hereby and thereby will not, assuming compliance with the matters referred to in the next sentence, require any consent or other action by any Person under, or conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or result in the triggering of any payment or other obligation under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or result in the creation of any Lien (other than pursuant to the credit facility to be entered into by Buyer or Broker-Dealer in connection with the consummation of the transactions contemplated hereby) in or upon any of the properties or assets of Buyer and Broker-Dealer, as applicable, under, (i) any provision of its organizational and governing documents, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license or Legal Provision applicable to Buyer or its properties or assets. No consent, approval, order or authorization of or registration, declaration or filing with any Governmental Entity is required by or with respect to Buyer or Broker-Dealer in connection with the execution and delivery of this Agreement by Buyer or Broker-Dealer or the consummation by Buyer and Broker-Dealer of the transactions contemplated hereby, except for (i) the approval of FINRA, to the extent that the acquisition of the Assets by the Broker-Dealer is determined by FINRA to constitute a material change in the Broker-Dealer’s business requiring approval under FINRA Rule 1017, and (ii) such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on Buyer or Broker-Dealer and would not prevent, materially alter or delay any of the transactions contemplated by this Agreement.

          Section 5.4     Brokers. Neither Buyer nor Broker-Dealer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement.

ARTICLE VI
ADDITIONAL AGREEMENTS

          Section 6.1     Conduct of the Business. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 9.1 or the Closing Date, Seller agrees to (i) carry on the Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, and in compliance in all material respects with all applicable Legal Provisions, (ii) pay or perform its obligations when due and to use commercially reasonable efforts to preserve intact its present business organizations, (iii) keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing Date, (iv) confer with Buyer prior to implementing operational decisions of a material nature and (v) make no material changes in management personnel without prior consultation with Buyer.

          Section 6.2     Access to Information.

                    (a)     Seller shall afford Buyer and its accountants, counsel and other representatives reasonable access during normal business hours and upon reasonable notice during the period prior to the Closing Date to (i) all of Seller’s properties, contracts, commitments, personnel, books and records relating to the Business, and (ii) all other information concerning the business, properties and personnel of the Business as the Buyer may reasonably request.

                    (b)     Buyer shall have the right following the Closing Date to have reasonable access to those documents, Tax Returns and other corporate records and files of Seller to the extent any of the foregoing relates to the Assets or the Business, is necessary in connection with the conduct of the Business, is needed by Buyer to prepare audited financial statements of the Business or is otherwise reasonably needed by Buyer in order to comply with its obligations under applicable securities, tax, environmental, employment or other Legal Provisions.

          Section 6.3     Public Disclosure. Unless otherwise permitted by this Agreement, Buyer, Broker-Dealer and Seller shall consult with each other before issuing any press release or otherwise making any public statement (including any broadly issued statement or announcement to Seller employees) or making any other public (or non-confidential) disclosure (whether or not in response to an inquiry) regarding the terms of this Agreement and the transactions contemplated hereby, and neither shall issue any such press release or make any such statement or disclosure without the prior approval of the other (which approval shall not be unreasonably withheld), except as may be required by Legal Provisions.

          Section 6.4     Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Legal Provisions to consummate the transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to the Closing to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from FINRA or any Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or Proceeding by, FINRA or any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided that if obtaining any such consent, approval or waiver would require any action other than the payment of a nominal amount, such action shall be subject to the consent of the Buyer and the Sellers, not to be unreasonably withheld), (iv) the defending of any proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Each party shall also refrain from taking, directly or indirectly, any action contrary or inconsistent with the provisions of this Agreement, including action that would impair such party’s ability to consummate the transactions contemplated hereby. Notwithstanding anything to the contrary contained in this Agreement, Buyer shall have no obligation under this Agreement: (i) to commit to dispose of any Assets;

(ii) to hold separate any Assets or operations; or (iii) to make any commitment (to any Governmental Entity or otherwise) regarding its future operations or the future operations of the Business.

          Section 6.5     Notice of Certain Events. Each party shall promptly notify the other parties of:

                    (a)     any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

                    (b)     any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

                    (c)     any proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting it which relate to the consummation of the transactions contemplated by this Agreement.

          Section 6.6     Expenses. Except as specifically set forth otherwise in this Agreement, whether or not the Closing occurs, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense and no expenses incurred by Seller in connection with the transactions contemplated hereby shall be an Assumed Liability.

          Section 6.7     Employee Matters.

                    (a)     Seller will use all reasonable efforts to cause the employees employed in the operation of the Business to make available their employment services to the Broker-Dealer.

                    (b)     Effective as of the Closing Date, Broker-Dealer shall offer employment to those employees selected by Buyer who are employed by Sellers in the operation of the Business. Each employee of the Seller who accepts Broker-Dealer’s offer of employment shall be considered a “Hired Employee” as of the Closing Date (the “Effective Time of Employment”). Effective as of the Closing Date, Seller shall pay its employees for accrued but unpaid salaries, accrued bonuses, wages and vacation and sick pay through the Closing Date. Each such offer of employment shall be for substantially the same position and title and the same salary or wage as in effect with respect to each such employee immediately prior to the Closing Date. Broker-Dealer will credit the Hired Employees with service credited to them by Seller for purposes of participation, seniority, and vesting under any employee plan of Broker-Dealer in which a Hired Employee is eligible to participate.

                    (c)     With respect to any Hired Employee (including any dependent thereof) who is hospitalized under any Seller Employee Plan on the Closing Date and who remains hospitalized after such date, the Seller Employee Plan shall be responsible for claims and expenses incurred both before and after the Closing Date in connection with such individual until such time (if any) that, in the case of a Hired Employee, such individual commences active employment with the Broker-Dealer, and, in the case of a dependent of a Hired Employee, such dependent’s hospitalization has terminated.

                    (d)     Neither Buyer nor Broker-Dealer assumes the sponsorship of, the responsibility for contributions to, or any liability under or in connection with, any Seller Employee Plan. Without limiting the foregoing, neither Buyer nor Broker-Dealer shall have any obligation whatsoever to pay all or any part of, and Seller shall remain responsible for, (i) any severance benefits that Seller is or may be obligated to pay in connection with the termination of employment by Seller of any of its employees, (ii) accrued but unpaid salaries, wages, bonuses, vacation or sick pay, incentive compensation or other compensation or payroll items for any period ending prior to the Closing Date, or (iii) any bonuses or other amounts due to employees of Seller arising from or related to the transactions contemplated herein or any other types of stay or change in control bonus payments. Seller shall remain solely responsible for all liabilities relating to or arising in connection with (i) the requirements of Section 4980B of the Code to provide continuation of health care coverage under any Seller Employee Plan in respect of Hired Employees and their qualified beneficiaries and dependents arising as a result of qualifying events that occur on or before the Hired Employee’s Effective Time of Employment, except to the extent that Broker-Dealer becomes a successor employer with respect to any such Hired Employee, beneficiary or dependent who is a “Qualified M&A Beneficiary” within the meaning of the Treasury Regulations issued under Section 4980B of the Code; and (ii) claims for workers’ compensation benefits by Hired Employees arising in connection with any occupational injury or disease occurring or existing on or prior to the Closing Date. From and after the Closing Date, Broker-Dealer shall maintain a group health plan for the benefit of all Hired Employees and their eligible dependents that provides benefits and coverage that are comparable to the benefits and coverage provided by Seller’s group health plan immediately prior to the Closing Date. Broker-Dealer will cause its group health plan to waive any pre-existing conditions and any waiting periods with respect to Hired Employees and their eligible dependents to the extent such conditions and waiting periods were waived or satisfied under the Seller’s group health plan as of the Closing Date. Broker-Dealer will cause its group health plan to credit any deductibles and copayments paid or incurred by Hired Employees and their eligible dependents under Seller’s group health plan for the portion of the plan year preceding the Closing Date.

                    (e)      Broker-Dealer will file (with the federal government and the state(s), where appropriate) a single Form W-2 for all of 2014 for each Hired Employee reporting the wages paid by both Broker-Dealer and Seller to any such Hired Employee during such year. Seller will provide Broker-Dealer with all information and documentation relating to portion of the year ending on the Closing Date necessary for Broker-Dealer to prepare and distribute Forms W-2 for the year ending December 31, 2014 to the Hired Employees. In addition, each of Seller and Broker-Dealer will file Forms 941 for the quarter during which the Closing occurs, reflecting the wages and deposits made during its period of ownership with respect to the Hired Employees. Seller and Broker-Dealer shall treat Broker-Dealer as a “successor employer” and the respective Seller as a “predecessor,” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, with respect to the Hired Employees for purposes of Taxes imposed under the Federal Unemployment Tax Act and the Federal Insurance Contributions Act.

                    (f)     Nothing in this Section 6.7, express or implied, shall confer upon any Hired Employee, or any legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement.

          Section 6.8     Discharge of Liabilities. Following the Closing Date, Seller agrees to discharge in accordance with their terms all Retained Liabilities, and shall have no liability for the Assumed Liabilities, which shall be the liability of Buyer. Following the Closing Date, Buyer agrees to discharge in accordance with their terms all Assumed Liabilities.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

          Section 7.1     Conditions to the Obligations of Buyer and Broker-Dealer. The obligations of Buyer and Broker-Dealer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

                       (a)      Accuracy of Representations and Warranties. Each of the representations and warranties of Seller in this Agreement that is expressly qualified by a reference to materiality or Material

Adverse Effect shall be true and correct in all respects as so qualified, each of the representations and warranties of Seller in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

                    (b)     Performance of Obligations. Seller shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                    (c)     Certificate of Officers. Buyer shall have received a certificate executed on behalf of Seller by the chief executive officer and chief financial officer of Seller certifying that the conditions set forth in Sections 7.1(a) and 7.1(b) have been satisfied.

                    (d)     Third Party Consents. All filings, licenses, consents, authorizations, waivers and approvals that are required to be made to or obtained from each Person or Governmental Entity (including FINRA if FINRA’s approval is required as a precondition to the acquisition by Buyer of the Assets) that is required for the consummation of the transactions contemplated by this Agreement and for the conduct of the Business and operation thereof after the Closing, including, without limitation, the assignment of the Seller Agreements constituting part of the Assets will have been duly made and obtained without conditions or requirements that are materially adverse to Buyer, Broker-Dealer or the Business.

                    (e)     No Governmental Litigation, Injunctions or Restraints. There shall not be pending or threatened any Proceeding by any Governmental Entity, and neither Buyer, Broker-Dealer nor Seller shall have received any communication from any Governmental Entity in which such Governmental Entity indicates the probability of commencing any Proceeding or taking any other action challenging the acquisition by Buyer of the Assets, seeking to restrain or prohibit the consummation of the transactions contemplated hereby, or seeking to place limitations on the ownership of the Assets by Buyer or seeking to obtain from the Buyer any damages that are material in relation to the Business.

                    (f)     Employees. The employees of Seller listed on Schedule 7.1(f) who receive an offer of employment from Buyer pursuant to Section 6.7(b) shall have accepted Buyer’s offer of employment and shall have executed confidentiality, work product, non-compete and non-solicitation agreements with Buyer reasonably satisfactory to Buyer.

                    (g)     Other Matters. All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer.

          Section 7.2     Conditions to Obligations of Seller. The obligations of Seller to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller:

                    (a)     Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer and Broker-Dealer in this Agreement that is expressly qualified by a reference to materiality or Material Adverse Effect shall be true and correct in all respects as so qualified, and each of the representations and warranties of Buyer and Broker-Dealer in this Agreement that is not so qualified shall be true and correct in all material respects, each as of the date when made and at and as of the Closing, except for such changes as are permitted by this Agreement and except to the extent a representation or warranty speaks only as of an earlier date, in which case it shall be true and correct as of such date.

                    (b)     Performance of Obligations. Buyer and Broker-Dealer shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing.

                    (c)     Certificate of Officers. The Sellers shall have received a certificate executed on behalf of Buyer and Broker-Dealer by its president certifying that the conditions set forth in Sections 7.2(a) and (b) have been satisfied.

                    (d)     No Litigation. No Proceeding shall be pending or threatened before any Governmental Entity or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated by this Agreement or (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling or charge shall be in effect).

                    (e)     Other Matters. All actions to be taken by Buyer and Broker-Dealer in connection with the consummation of the transactions contemplated hereby and all certificates, instruments and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

ARTICLE VIII
INDEMNIFICATION

          Section 8.1     Indemnification.

                    (a)     Survival. All covenants and agreements made by the Seller, Buyer or Broker-Dealer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing. All representations and warranties made by Seller, Buyer or Broker-Dealer herein, or in any certificate, schedule or exhibit delivered pursuant hereto, shall survive the Closing and continue in full force and effect until the first anniversary of the Closing Date; provided that claim relating to a breach of any such representation or warranty pending on the first anniversary of the Closing Date for which notice has been duly given in accordance with Section 8.2 on or before the first anniversary of the Closing Date may continue to be asserted and indemnified against until finally resolved.

                    (b)     Indemnification by Seller. Subject to the limitations set forth in this ARTICLE VIII, Seller shall indemnify and hold harmless Buyer, Broker-Dealer and their respective officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Buyer or Broker-Dealer within the meaning of the Securities Act (hereinafter “Buyer Indemnified Persons”) from and against any and all losses, costs, damages, penalties, fines, liabilities and expenses (including without limitation legal fees and expenses) (collectively, “Damages”) incurred or sustained by Buyer Indemnified Persons as a result of (i) any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that Seller has breached, any representation or warranty by Seller contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, (ii) a breach by Seller of any covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, or (iii) any Retained Liability; provided, however, that the aggregate indemnification obligation for Damages resulting from breaches of representations and warranties of Seller shall not exceed the total Purchase Price.

                    (c)     Indemnification by Buyer and Broker-Dealer. Buyer and Broker-Dealer shall, jointly and severally, indemnify and hold harmless Seller from and against and in respect of any Damages incurred or sustained by Seller and its officers, directors, agents, attorneys and employees, and each Person, if any, who controls or may control Seller within the meaning of the Securities Act (hereinafter “Seller Indemnified Persons”) as a result of (i) any inaccuracy or breach of, or any claim by a third party alleging facts that, if true, would mean that Buyer has breached, any representation or warranty of Buyer or Broker-Dealer contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, (ii) a breach by Buyer of its obligation to pay the Purchase Price to Seller in accordance with Section 2.5; (iii) a breach by Buyer or Broker-Dealer of any other covenant or other agreement contained herein or under any other agreement executed and delivered by the parties in furtherance of the transactions described herein, or (iv) any Assumed Liability; provided, however, that the aggregate indemnification obligation for Damages resulting from breaches of representations and warranties of Buyer and Broker-Dealer shall not exceed the total Purchase Price, except in the case of clause (ii) of this Section 8.1(c), in which case the amount of Damages may exceed the total Purchase Price by the amount of any reasonable and documented expenses incurred by the Seller Indemnified Parties in enforcing this Agreement (including without limitation legal fees and expenses).

                    (d)     Special Rule For Fraud. Notwithstanding anything in this ARTICLE VIII to the contrary, in the event of any breach of a representation or warranty by a party that is intentional or constitutes fraud, such party’s liability for breach of such representation or warranty shall survive the Closing and continue in full force and effect forever thereafter, and the injured party’s ability to recover Damages relating thereto shall not be subject to any cap or other limitation.

                    (e)     Tax Treatment of Indemnification Payments. Seller and Buyer agree to treat any payment made pursuant to this ARTICLE VIII as an adjustment to the Purchase Price for federal, state and local income Tax purposes.

          Section 8.2     Procedure for Indemnification. The procedure to be followed in connection with any claim for indemnification by Buyer Indemnified Persons under Section 8.1(b) or any Seller Indemnified Persons under Section 8.1(c), is set forth below:

                    (a)     Notice. Whenever any indemnified party shall have received notice that a claim has been asserted or threatened against such indemnified party, which, if valid, would subject the indemnifying party to an indemnity obligation under this Agreement, the indemnified party shall promptly notify the indemnifying party of such claim; provided, however, that failure to so notify the indemnifying party shall not relieve the indemnifying party of its indemnification obligations hereunder, except to the extent the indemnifying party is actually prejudiced thereby. Any such notice must be made to the indemnifying party not later than the expiration of the applicable survival period specified in Section 8.1 above.

                    (b)     Defense of a Third Party Claim.

                    (i)     If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this ARTICLE VIII, the Indemnifying Party will have the right, but not the obligation, to assume the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within ten business days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Third

Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

                    (ii)     So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 8.2(b)(i), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld, delayed or conditioned unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld, delayed or conditioned unreasonably).

                    (iii)     In the event the Indemnifying Party fails to assume the defense of a Third Party Claim or any of the conditions in Section 8.2(b)(i) is or becomes unsatisfied after written notice has been provided to the Indemnifying Party and the Indemnifying Party fails to cure the matter unsatisfied (such cure period to be no more than ten (10) days or such lesser period if after such 10 day period the Indemnified Party would be prejudiced in the defense of such Third Party Claim), then (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the reasonable costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (iii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this ARTICLE VIII. Regardless of the party who defends against such Third Party Claim, the other party agrees to cooperate in good faith with the defending party.

                    (c)     Non-Third Party Claims. Within thirty (30) business days after a party obtains knowledge that it has sustained any Damages not involving a Third Party Claim or action which such party reasonably believes may give rise to a claim for indemnification from another party hereunder, such Indemnified Party shall deliver notice of such claim to the Indemnifying Party, together with a brief description of the facts and data which support the claim for indemnification; provided, however, that failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnification obligations hereunder, except to the extent that the Indemnifying Party is actually prejudiced thereby. Any such notice must be made to the Indemnifying Party not later than the expiration of the applicable survival period specified in Section 8.1. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) business days following its receipt of such notice that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE VIII, such claim specified by the Indemnified Party in such notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE VIII and the Indemnifying Party shall pay the amount of such claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion thereof) is estimated, on such later date when the amount of such claim (or such portion thereof) becomes finally determined. If the Indemnifying Party has timely disputed its liability with respect to such claim, as provided above, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute.

          Section 8.3     Exclusive Remedy. In the absence of fraud and except as provided in Section 10.9, the indemnification provisions set forth in this ARTICLE VIII shall provide the exclusive remedy for breach of any covenant, agreement, representation or warranty set forth in this Agreement.

ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER

          Section 9.1     Termination. This Agreement may be terminated at any time prior to the Closing Date (by written notice by the terminating party to the other party):

                    (a)     by the mutual written consent of Buyer and Seller;

                    (b)     by either Buyer or the Sellers if the Closing shall not have occurred by March 1, 2015, provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and provided, further, that such date may be extended for an additional 60 days by either Buyer or Seller if such party believes that the conditions precedent to the Closing as set forth in ARTICLE VII are being pursued in good faith and that completion of any such open conditions will occur during such 60-day period;

                    (c)     by either Buyer or Seller if a court of competent jurisdiction or other Governmental Entity shall have issued a non-appealable final order, decree or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, except if the party relying on such order, decree or ruling or other action has not complied with its obligations under this Agreement;

                    (d)     by Seller, if there has been a breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.2 not to be satisfied and (ii) shall not have been cured within five (5) business days following receipt by the breaching party of written notice of such breach from the Sellers; or

                    (e)     by Buyer, if there has been a breach of any representation, warranty, covenant or agreement on the part of Seller set forth in this Agreement, which breach (i) causes the conditions set forth in Section 7.1 not to be satisfied and (ii) shall not have been cured within five (5) business days following receipt by the breaching party of written notice of such breach from the Buyer.

          Section 9.2     Effect of Termination. In the event of termination of this Agreement as provided in Section 9.1, there shall be no liability or obligation on the part of Buyer, Seller or their respective officers, directors, members or stockholders; provided that (a) the provisions of Section 9.2 and ARTICLE X shall remain in full force and effect and survive any termination of this Agreement; and (b) if this Agreement is terminated because of a breach by the non-terminating party or because one or more conditions to the terminating party’s obligations under this Agreement are not satisfied, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

ARTICLE X
GENERAL PROVISIONS

          Section 10.1     Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered if delivered personally (upon receipt), or three business days after being mailed by registered or certified mail, postage prepaid (return receipt requested), or one (1) business day after it is sent by commercial overnight courier service, or upon transmission, if sent via facsimile or e-mail (with confirmation of receipt) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Buyer or Broker-Dealer:	Siebert, Brandford, Shank Financial, L.L.C.
100 Wall Street
New York, NY 10005
Attn: Suzanne Shank
E-Mail: sshank@sbsco.com

With a copy to (which shall
not constitute notice):	John W. Merkle, Esq.
100 The Embarcadero, Penthouse
San Francisco, California 94105
Fax: (415)357-1200
E-Mail: jmerkle@kmlaw100.com

If to Seller:	Muriel Siebert & Co., Inc.
885 Third Avenue, Suite 3100
New York, New York 10022
Attn: Joseph Ramos
Fax: (212) 644-6896
E-Mail: jramos@siebertnet.com

With a copy to (which shall
not constitute notice):	Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Warren J. Nimetz, Esq.
Fax: (212) 318-3400
E-Mail: warren.nimetz@norttonrosefulbright.com

          Section 10.2     Entire Agreement; Nonassignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and the schedules (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other Person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the written consent of the other party.

          Section 10.3     Severability. In the event that any provision of this Agreement or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this

Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

          Section 10.4     Amendment. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all parties hereto.

          Section 10.5     Extension, Waiver. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

          Section 10.6     Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          Section 10.7     Governing Law. Each party hereto hereby irrevocably submits and consents to the jurisdiction of any New York state or federal court located in New York County over any Proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of any such Proceeding may be heard and determined in such New York state or federal court. Each party hereto irrevocably consents to the service of any and all process in any such proceeding by the hand delivery or mailing of copies of such process to it at its address specified herein.

          Section 10.8     Waiver of Jury Trial.

                         (a)      EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

                         (b)      EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (iii) IT MAKES SUCH WAIVER VOLUNTARILY, AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.8.

          Section 10.9     Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

          Section 10.10     No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

          Section 10.11     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

[Signature Page Follows]

          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date set forth above.

SIEBERT, BRANDFORD, SHANK FINANCIAL,
L.L.C.

By:	/s/ Suzanne Shank
Name: Suzanne Shank
Title: President and CEO

SIEBERT, BRANDFORD, SHANK & CO., L.L.C.

By:	/s/ Suzanne Shank
Name: Suzanne Shank
Title: President and CEO

MURIEL SIEBERT & CO., INC.

By:	/s/ Robert Mazzarella
Name: Robert Mazzarella
Title: Director